Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made by and between Flexsteel Industries, Inc. (the “Company”) and Richard Stanley (referred to herein as “Executive”) (Executive and the Company, collectively, the “Parties”).

1.            Separation from Employment. The parties agree that Executive’s employment with the Company ended on January 9, 2019 (the “Effective Date”). Regardless of whether Executive signs this Agreement:

A.          The Company will pay Executive for all wages earned by Executive through the Effective Date; and

B.          The Company will reimburse Executive for any reasonable business expenses incurred on behalf of the Company during Executive’s employment, provided that Executive provides the Company with documentation of such expenses in accordance with Company policy within three (3) weeks after the Effective Date.

2.            Separation Benefits. In exchange for Executive’s execution and acceptance of his obligations under this Agreement, the Company will provide Executive the following (collectively, the “Separation Benefits”):

A lump sum payment equivalent to nine (9) months base salary. In addition to the lump sum payment, if Executive elects to continue Executive’s health insurance coverage under the Company’s group health plan, the Company will, for a total of nine (9) months (the “Premium Payment Period”), reimburse Executive for the full monthly insurance premium for such coverage (both employer and employee portions and including premiums for continuation of coverage for any dependents enrolled in such plan on the Effective Date).  The Premium Payment Period shall run concurrently with Executive’s COBRA and any state benefits continuation period.  Executive understands Executive is not required to participate in COBRA continuation under the Company’s plan and, instead of electing such coverage, may choose other coverage at Executive’s own expense if Executive prefers to do so.  Executive also acknowledges that Executive has received appropriate notice from the Company regarding all benefit continuation rights, and that, in order to receive the premium payment described herein, Executive must timely sign and submit all documentation necessary to elect to continue Executive’s health insurance coverage under the Company’s plan and applicable law.

Executive understands that Executive will receive the Separation Benefits described in this Section 2 only if Executive satisfies all of Executive’s obligations under this Agreement, timely signs this Agreement as described in Section 11 below, and does not rescind this Agreement within the period provided in Section 12 below. Executive understands that if Executive does cancel this Agreement as set forth herein, Executive will not receive such benefits.

3.            No Other Benefits. Executive understands and agrees that, except for those items of compensation or benefits specifically referenced in or provided through this Agreement, Executive shall receive no other compensation or benefits from the Company and is no longer participating in the Company’s benefit plans, except to the extent Executive is entitled to do so under state and federal benefits continuation laws. Specifically, the Executive agrees that he is not entitled to any rights, benefits or payments under the Company’s Long-Term Incentive Compensation Plan, Cash Incentive Compensation Plan, Omnibus Stock Plan, or any Notification of Award pursuant to such plan(s), the Company’s Severance Plan for Management Employees dated October 25, 2018, or the Retention Bonus Agreement dated September 26, 2018, Executive also affirms that, while employed with the Company, Executive has received all compensation due and owed to him, had no known and unreported workplace injuries or occupational diseases, and was never denied requested leave.

4.            Executive’s Release of Claims. Executive understands that as part of this Agreement, Executive is receiving the Separation Benefits that Executive would not otherwise be entitled to receive and that Executive agrees constitute sufficient consideration for all aspects of this Agreement. In return for the Separation Benefits and the Company’s Release of Claims in Section 6 below, Executive, on behalf of himself and any person or entity that could bring a claim on Executive’s behalf, hereby releases the Company and its subsidiaries, predecessors, successors, assigns and/or affiliated companies, businesses or entities (collectively, “Affiliates” and each, an “Affiliate”), and all of their respective employee benefit plans, plan administrators, trustees, current and former officers, agents, directors, employees, independent contractors, unit holders, shareholders, attorneys, accountants, insurers, representatives, predecessors, successors and assigns, both individually and in any representative capacity (collectively, the “Parties Released by Executive”), from each and every legal claim or demand of any kind, whether known or unknown, existing at any time up to and including the date Executive signs this Agreement, including without limitation: (a) any claim or demand in any way arising out of or related to Executive’s employment with and/or separation from employment with any of the Parties Released by Executive; (b) any other agreement or understanding between the Company and Executive; and (c) any action, conduct, decision or omission by any of the Parties Released by Executive related to Executive.

Executive understands and agrees that this Agreement is a full, final, and complete settlement and release of the Parties Released by Executive of any and all of Executive’s claims existing at any time up to and including the date Executive signs this Agreement, whether known or unknown, including, but not limited to, any claims or rights Executive may have under the Company’s Long-Term Incentive Compensation Plan, Cash Incentive Compensation Plan, Omnibus Stock Plan, or any Notification of Award pursuant to such plan(s), the Company’s Severance Plan for Management Employees dated October 25, 2018, the Retention Bonus Agreement dated September 26, 2018, the Employment Retirement Income Security Act, 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Equal Pay Act, 29 U.S.C. § 206 et seq., the National Labor Relations Act, 29 U.S.C. § 1501 et seq., any Iowa employment law (including but not limited to the Iowa Civil Rights Act of 1965, Iowa Code § 216.1, et seq., and Iowa Wage Payment Collection Act, Iowa Code § 91A.1, et seq., and any other foreign, federal, states’, or local governments’ laws, regulations, or executive orders governing or relating to employment. Executive further understands and agrees that Executive is releasing any claims Executive may have existing at any time up to and including the date Executive signs this Agreement, whether known or unknown, for payment or grant of compensation, benefits, stock, membership units, equity, securities or options of any kind, fraud or misrepresentation, promissory estoppel, wrongful or constructive discharge, defamation, invasion of privacy, breach of any legal duty (including any fiduciary duty), breach of covenant of good faith and fair dealing, reprisal or retaliation, breach of contract, unjust enrichment, negligence, negligent hiring, supervision and retention, intentional or negligent infliction of emotional distress, and any other claims arising under any law. Executive further agrees that if any claim that Executive releases in this Agreement is prosecuted in Executive’s name before any court or administrative agency, Executive will waive any benefits Executive might otherwise obtain through such prosecution and will not take any award of money, compensation, or any other damages or award from such suit, provided that this waiver does not apply to any relief to which Executive may be entitled as a result of cooperation with or any claim made to the Securities and Exchange Commission.

5.            Exclusions from Executive’s Release of Claims. Notwithstanding any other provision of this Agreement, Executive does not release:

A.          Any right Executive may have under this Agreement;

B.          Any benefits provided upon termination of employment under any employee benefit plan of the Company, in accordance with the terms of such plan, other than benefits provided under an Excluded Plan. For purposes of this Section 5B, “Excluded Plan” means any employee benefit plan related to severance, separation pay, supplemental unemployment benefits incentive compensation (including any rights, benefits or payments under Long-Term Incentive Compensation Plan, Cash Incentive Compensation Plan, Omnibus Stock Plan, or any Notification of Award pursuant to such plan(s), the Company’s Severance Plan for Management Employees dated October 25, 2018 or the Retention Bonus Agreement dated September 26, 2018). For purposes of clarity, Executive’s rights or claims, if any, related to any Excluded Plan are released by Executive pursuant to Section 4 above;

C.          Executive’s rights to indemnification and insurance coverage against third party claims; and

D.          Any claims that arise after (or arise from acts occurring after) the date that Executive signs this Agreement.

E.          Any rights or claims that cannot be legally released; or

F.          Executive’s rights to obtain any vested and nonforfeitable balance in Executive’s account under any retirement plan subject to the terms and conditions of such plans.

6.            The Company’s Release of Claims. In consideration of Executive’s release of claims and the commitments and representations made by Executive through this Agreement, the Company, on behalf of itself and any person or entity that could bring a claim on the Company’s behalf, hereby releases Executive and Executive’s spouse, heirs, family members, representatives, attorneys and agents (collectively, the “Parties Released by the Company”) from all claims or demands, whether known or unknown, existing at any time up to and including the Effective Date, including without limitation any claim or demand: (a) in any way arising out of or related to any action, conduct, decision or omission by Executive related to the Company or Executive’s management of the Company; or (b) in any way arising out of or related to Executive’s employment with and/or separation from employment with the Company. The Company understands that this Agreement is a full, final and complete settlement and release of all of its claims against Executive for payment of any kind, fraud or misrepresentation, negligence, breach of contract, promissory estoppel, defamation, invasion of privacy, breach of covenant of good faith and fair dealing, breach of any fiduciary duty, intentional or negligent infliction of emotional distress, and any other claims arising under common law, and any rights and claims under any foreign, federal, states’ (including Iowa’s) or local governments’ laws, regulations, or executive orders. Notwithstanding the foregoing, neither this Section 6 nor any other provision of this Agreement releases the Company’s rights under or pursuant to this Agreement.

7.            Return of Property. Executive hereby certifies and affirms that Executive has returned to the Company all Confidential Information, as defined below, and all other property of the Company, or of the Company’s customers or affiliated entities that had been in Executive’s possession or control. Executive has returned all originals, copies of, or electronically stored documents or other materials containing Confidential Information, regardless of who prepared them, and any other Company property, including, but not limited to, any phones, electronic devices, computers, keys, records, manuals, books, documents (including all letters, email messages, memoranda, notes, notebooks, and reports). In the case of electronically stored files, documents or information outside of the Company’s electronic systems, Executive has made a copy of such information, turned that copy over to the Company, and destroyed all electronically stored files, documents or information formerly in Executive’s possession or control.

8.            Post-Employment Obligations to Company. Executive agrees to maintain in strict confidence any and all confidential and proprietary information of the Company. In addition, Executive agrees that, in consideration of the Company’s obligations to Executive under this Agreement and past consideration received from the Company, Executive’s obligations under any written agreement with the Company containing confidentiality, intellectual property, invention assignment, noncompetition, or nonsolicitation obligations, including but not limited to the Confidentiality and Non-Competition Agreement dated July 1, 2017, survive Executive’s separation of employment from the Company and that Executive remains bound by such obligations.

9.            Non-disparagement. Executive agrees not to directly or indirectly disparage or otherwise make any comment or statement that casts an unfavorable light upon the Company or any Affiliate, or any of their directors, officers, employees, representatives or agents. The Company agrees that it will use its best efforts to prevent any disparagement of Executive by any of its personnel and will take responsive action to stop any disparagement of which it learns. Notwithstanding the foregoing, this provision shall not preclude Executive or the Company from making truthful statements to any government agency or pursuant to any lawful subpoena.

10.          Cooperation. Executive agrees to cooperate with the Company as follows:

A.          Legal Proceedings. In the event that any legal proceeding arises in which the Company or any Affiliate deems Executive’s testimony or participation to be relevant or necessary, Executive agrees to make himself reasonably available and to cooperate with the Company or such Affiliate in connection with the proceeding by providing testimony through affidavit, in a deposition, or at a hearing or trial, or otherwise assisting the Company or Affiliate with respect to the proceeding. This provision is not intended to affect the substance of any testimony that Executive is asked to provide. Rather, Executive agrees to provide truthful testimony and to otherwise assist the Company or Affiliate in light of and in full compliance will all applicable laws. The Company will instruct its counsel to use commercially reasonable efforts to schedule any proceeding requiring Executive’s attendance in a manner that will minimize interference with Executive’s personal and professional plans and obligations, and will reimburse Executive for all out-of-pocket expenses incurred by Executive in providing assistance pursuant to this Section 10A. If such assistance is required by the Company after the end of the Restricted Period, defined above, the Company and Executive will agree on a reasonable hourly rate solely to compensate Executive for the time spent by Executive providing such cooperation and during which Executive is not free to engage in other pursuits.

B.          Consultation. In the event any questions arise with regard to information or subject that Executive developed, of which Executive had knowledge, or with which Executive otherwise was involved during Executive’s employment with the Company, Executive agrees that during the Restricted Period, Executive will cooperate with and respond to any reasonable request by the Company or any affiliated company for advice, opinions, or other information responsive to the question posed. Such consultation shall be limited to an aggregate total of twenty (20) hours of consultation without any additional compensation or payment to Executive by the Company.

11.         Period for Review and Consideration. Executive understands that Executive was given this Agreement on the Effective Date and was provided twenty-one (21) days to review and consider this Agreement before signing it. Executive is advised by the Company to consult with an attorney of Executive’s choosing before signing this Agreement. Executive further understands that Executive is allowed to use as much of this review period as Executive wishes prior to signing this Agreement. Executive understands that if Executive wishes to accept this Agreement, Executive must sign it and return it to Stacy Kammes, VP – Human Resources, Flexsteel Industries, Inc., 385 Bell Street, Dubuque, IA 52001 or to Mrs. Kammes by electronic transmission of a copy signed by Executive (which facsimile shall be effective for acceptance) to: skammes@flexsteel.com, or the offer of this Agreement shall be automatically revoked.

12.         Opportunity to Rescind. Executive understands that Executive may rescind and cancel Executive’s acceptance of this Agreement for any reason within seven (7) days after Executive has signed it. If Executive decides to cancel this Agreement and mail Executive’s notice of cancellation, Executive understands that it must be sent by electronic transmission (which facsimile shall be effective for transmission) or postmarked within the seven (7) day period and addressed to Stacy Kammes, VP – Human Resources, Flexsteel Industries, Inc., 385 Bell Street, Dubuque, IA 52001, skammes@flexsteel.com. If mailed by post, it must be sent by certified mail, return receipt requested.

13.          Miscellaneous.

A.         Death of Executive. In the event of the Executive’s death after he signs this Agreement, this Agreement and any other agreements or plans referenced herein that remain in effect post-termination for compensation and benefit purposes, shall inure to the benefit of his heirs such that any and all outstanding payments, compensation and benefits prescribed in this Agreement shall be made to his estate as previously designated to him, or if no such designation, as prescribed by law.

B.         Complete Agreement. Executive understands that this Agreement and the surviving obligations referenced in Section 8 contain the entire agreement regarding the subject matter hereof and supersedes and replaces any prior written or oral promises, understandings, or agreements regarding such subject matter. There are no other written or oral promises, understandings, or agreements regarding such subject matter in effect.

C.         Non-Interference. Nothing in this Agreement is intended to or shall preclude Executive from cooperating with any appropriate federal, state or local government agency in connection with any investigation or proceeding conducted by any such agency.

D.         Applicable Law, Exclusive Venue. This Agreement, Executive’s and the Company’s rights hereunder, and any issues related to this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without regard to any state’s choice of law principles or rules. The exclusive venue for any action hereunder or related to this Agreement, or the subject matter of this Agreement, shall be in the State of Iowa, whether or not such venue is or subsequently becomes inconvenient, and the Company and Executive consent to the exclusive jurisdiction of the state and federal courts in the State of Iowa.

E.         Payments/Taxes. Executive understands that all amounts paid under this Agreement shall be subject to normal withholdings or such other treatment as the Company believes in good faith is required by law. No representations as to tax consequences of this Agreement have been made to Executive by the Company or any of its representatives.

F.          Modification by the Parties. Executive understands that this Agreement shall not be modified or amended except by a written instrument signed by the Company and Executive. In addition, Executive understands that no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the party effecting the waiver. Any waiver by either party shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

G.         Remedies. Executive acknowledge and agree that a violation of this Agreement would be inadequate. In recognition of the foregoing, Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without any necessity of proof of actual damages or posting any bond, the Company will have the right to enforce this Agreement by specific remedies which include, among other things, temporary and permanent injunctions. In the event the Company commences litigation to enforce the terms of this Agreement and prevails in such litigation, it shall be entitled to recover from Executive its reasonable attorneys’ fees, costs and expenses incurred in such litigation.

H.          Severability, Blue Pencil. Executive understands that the invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.

I.           Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this Agreement with and obtain advice from an attorney of Executive’s choosing.

J.           Indemnification and Insurance Coverage. Executive’s right to indemnification pursuant to Article XIII of the Company’s Amendment and Restated Bylaws, as in effect on the Effective Date, shall be considered a contractual right that shall not be diminished by any subsequent amendment to the Bylaws. Executive shall continue to be covered by any directors and officers, fiduciary liability, employment practices, or similar liability insurance policy maintained by the Company at the level at which current Board members and the Company’s current most senior executive officers are covered.

14.          Signature. Executive has read this Agreement, knows its contents and has signed it as a free and voluntary act having had adequate opportunity to consider its terms and conditions and to consult with counsel of Executive’s choosing. This Agreement may be executed in counterparts, each of which, when so executed, shall together constitute and be one and the same instrument.

The parties have signed this Separation Agreement and Release on the dates set forth next to their respective signatures.

Date:	January 29, 2019	/S/ Richard Stanley
Richard Stanley

Date:	January 29, 2019	Flexsteel Industries, Inc.

/S/ Jerald K. Dittmer

		By	Jerald K. Dittmer

		Its	President and CEO